EXHIBIT 99.1

Stacey Dwyer, EVP and Treasurer
1901 Ascension Blvd., Suite 100, Arlington, TX 76006 817-856-8200 October 7, 2004

D.R. HORTON, INC. REPORTS A 17% INCREASE IN FOURTH QUARTER NET SALES ORDERS AND SETS INDUSTRY RECORD WITH 45,263 NET DOMESTIC SALES ORDERS IN FISCAL YEAR 2004

     ARLINGTON, TEXAS - D.R. Horton, Inc. (NYSE:DHI) Thursday (October 7, 2004) reported that net sales orders for the quarter ended September 30, 2004 increased 17% to a fourth-quarter record $2.8 billion (11,105 homes), compared to $2.4 billion (10,114 homes) for the same quarter of fiscal year 2003. Net sales orders for fiscal year 2004 increased 24% to a record $11.4 billion (45,263 homes), compared to $9.2 billion (38,725 homes) for fiscal year 2003.

     Donald R. Horton, Chairman of the Board, said, “We are extremely pleased with the Company’s double-digit sales increase. For the first time in history, a homebuilder has sold more than 45,000 homes in the United States in a fiscal year. Each of our regions recorded increases in both homes sold and sales dollars for the quarter and for the entire year. Our continued sales momentum and record backlog ensure a strong start to another record year in fiscal 2005.”

     Founded in 1978, D.R. Horton, Inc. is engaged in the construction and sale of high quality homes designed principally for the entry-level and first time move-up markets. D.R. Horton currently builds and sells homes in 21 states and 51 markets, with a geographic presence in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R.

Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statement in this release relates to our continued sales momentum and record sales backlog positioning the Company for a strong start to a record year in fiscal year 2005. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and business conditions; changes in interest rates and the availability of mortgage financing; governmental regulations and environmental matters; changes in income tax laws affecting mortgage interest deductibility; the Company’s substantial leverage; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company’s ability to integrate acquisitions and successfully effect the cost savings, operating efficiencies and revenue enhancements that are believed available and otherwise to successfully effect its other growth strategies. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.DRHORTON.com

D.R. HORTON, INC.
($’s in millions)
NET SALES ORDERS

	Three months ended September 30,
	2003		2004
	Units	$'s	Units	$'s
Mid-Atlantic	928	$203.7	1,136	$269.1
Midwest	613	168.0	644	172.0
Southeast	1,214	240.3	1,631	365.0
Southwest	4,138	690.1	4,469	786.6
West	3,221	1,103.9	3,225	1,229.7

	10,114	$2,406.0	11,105	$2,822.4

	Year ended September 30,
	2003		2004
	Units	$'s	Units	$'s
Mid-Atlantic	3,594	$780.8	4,032	$1,009.7
Midwest	2,067	553.6	2,261	634.5
Southeast	4,528	863.3	6,301	1,375.8
Southwest	15,699	2,614.7	18,146	3,086.7
West	12,837	4,349.9	14,523	5,299.5

	38,725	$9,162.3	45,263	$11,406.2